Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports Second Quarter 2015 Results and Stock Price

LAKELAND, Fla., Aug. 3, 2015 - Publix’s sales for the second quarter of 2015 were $8 billion, a 6 percent increase from last year’s $7.5 billion. Comparable-store sales for the second quarter of 2015 increased 4.1 percent.

Net earnings for the second quarter of 2015 were $482.7 million, compared to $404.1 million in 2014, an increase of 19.5 percent. Earnings per share for the second quarter increased to $0.62 for 2015, up from $0.52 per share in 2014.

Publix’s sales for the first half of 2015 were $16.3 billion, a 6.4 percent increase from last year’s $15.3 billion. Comparable-store sales for the first half of 2015 increased 4.7 percent.

Net earnings for the first half of 2015 were $1 billion, compared to $897.8 million in 2014, an increase of 14.9 percent. Earnings per share increased to $1.33 for the first half of 2015, up from $1.15 per share in 2014.

These amounts are based on unaudited reports that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at www.publix.com/stock.

Effective Aug. 1, 2015, Publix’s stock price decreased from $42.10 per share to $42.00 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m very pleased that our Publix associates delivered excellent results,” said Publix CEO Ed Crenshaw. “Unfortunately, these results were not enough to offset challenges in the stock market.”

Publix is privately owned and operated by its 177,500 employees, with 2014 sales of $30.6 billion. Currently Publix has 1,103 stores in Florida, Georgia, Alabama, South Carolina, Tennessee and North Carolina. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 18 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, corporate.publix.com. ###